EXHIBIT 99.1

Media Contact:

Marne Oberg

Analysts International Corporation

(952) 838-2867

Analysts International Corporation Announces Completion of Reverse Stock Split

Minneapolis, MN — (February 26, 2010) — Analysts International Corporation (AIC) (Nasdaq: ANLY), an information technology services company, today announced the completion of a 1-for-5 reverse stock split of the Company’s common stock, as previously described in the Company’s Annual Report on Form 10-K.  The Company’s board of directors approved the reverse split on February 11, 2010 and the Company has filed an amendment to its articles of incorporation, which is effective today.

The reverse stock split is intended to increase the per share trading price of the Company’s common stock to satisfy the $1.00 minimum bid price requirement for continued listing on NASDAQ. As a result of the reverse stock split, every five shares of the Company’s common stock that were issued and outstanding immediately prior to the opening of trading on March 1, 2010, will automatically be combined into one issued and outstanding share without any change in the par value of such shares and the number of authorized shares of the Company’s common stock will be proportionally reduced from 120 million to 24 million. The exercise price and number of common shares related to outstanding options and other equity compensation awards have been adjusted automatically to reflect the reverse stock split.

Following the reverse stock split, the Company expects to have approximately 5 million shares of common stock outstanding.  No fractional shares of common stock will be issued as a result of the reverse stock split and shareholders of record will receive cash in lieu of fractional shares to which they would otherwise be entitled, based upon the closing price of the Company’s common stock on February 26, 2010.  The Company’s common stock will begin trading on March 1 on a reverse split basis under the symbol “ANLYD”, for a period of 20 trading days to indicate the reverse stock split has occurred.  Thereafter, it will resume trading under the Company’s usual symbol, “ANLY”.

Shareholders of record at the end of business on February 26, 2010 will be sent instructions for exchanging their existing stock certificates for direct registration statements or new stock certificates and for receiving cash in lieu of any fractional shares resulting from the split. Shareholders with shares held in street name with a brokerage firm will have their accounts adjusted by their respective brokers. Shareholders should not destroy any stock certificates and should not submit any certificates to the Company’s transfer agent until requested to do so. Questions regarding this exchange process can be addressed by contacting the Shareowner Relations Department of Wells Fargo Shareowner Services, the Company’s Transfer and Exchange Agent, at 1-877-536-3552.

About Analysts International Corporation

Analysts International Corporation (AIC) (Nasdaq: ANLY) is an information technology services company that is focused on providing configured solutions for its clients. We proudly serve a broad portfolio of clients throughout the United States with technology staffing, collaboration solutions, platform solutions, project and application solutions and managed services offerings. For more information, visit us online at www.analysts.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements made in this press release by the Company regarding an expected increase in the per share trading price of the Company’s common stock are forward-looking statements. These forward-looking statements are based on current information, which we have assessed, which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements expressing the intent, belief or current expectations of AIC and members of our management team and involve certain risks and uncertainties including the risk that the per share trading price of the Company’s common stock will not increase as expected as a result of the reverse stock split. You are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release.

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